UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 22, 2006

AMPAL-AMERICAN ISRAEL CORPORATION

(Exact Name of Registrant as Specified in Charter)

New York	0-538	13-0435685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Arlozorov Street, Tel Aviv, Israel	62098
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 1-866-447-8636

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

On May 22, 2006, Ampal-American Israel Corporation (the “Company”) announced that it has entered into an agreement (the “Agreement”) to sell its 50% investment in Coral World International Ltd. (“CWI”) to the other shareholder of CWI for total consideration of $21 million. As a result of the sale, the Company will record a gain of approximately $4.9 million. The closing of the sale is subject to customary and specific closing conditions, and the Company expects the sale to be completed during the second quarter of 2006.

CWI builds and operates underwater observatories around the world including the observatories in Eilat (Israel), Perth (Australia) and Maui (Hawaii, USA), and is constructing a fourth observatory in Palma De Majorca (Spain).

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which the Company intends to file as an exhibit to its next quarterly report.

A copy of the Company’s press release announcing the execution of the Agreement is attached hereto as Exhibit 99.1 and is incorporated in this report by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release of Ampal-American Israel Corporation, dated May 22, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2006

AMPAL-AMERICAN ISRAEL CORPORATION

By:/s/ Yoram Firon

Name:	Yoram Firon
Title:	Vice President - Investments

and Corporate Affairs

EXHIBIT INDEX

99.1	Press Release of Ampal-American Israel Corporation, dated May 22, 2006.